QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

[GREENBERG TRAURIG LETTERHEAD]

May 27, 2005

Main Street Restaurant Group, Inc.
5050 N. 40th Street, Suite 200
Phoenix, AZ 85018

  Re:
  Registration Statement on Form S-3
  Main Street Restaurant Group, Inc.

Ladies and Gentlemen:

        We have acted as legal counsel to Main Street Restaurant Group, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 described herein (the "Registration Statement"), to be filed with the Securities and Exchange Commission (the "Commission") on or about May 27, 2005 under the Securities Act of 1933, as amended. The Registration Statement relates to the resale of 2,325,581 shares of the Company's common stock, par value $0.01 per share (the "Shares"), and 581,395 shares of the Company's common stock issuable upon the exercise of warrants (the "Warrant Shares"). The Shares and, upon issuance, the Warrant Shares may be sold from time to time by certain of the Company's stockholders (the "Selling Stockholders").

        With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, of the Registration Statement and such other corporate records of the Company, agreements and other instruments, and certificates of public officials and officers of the Company, as we have deemed necessary as a basis for the opinion hereinafter expressed. As to various questions of fact material to such opinions, we have, where relevant facts were not independently established, relied upon statements of officers of the Company.

        Based solely upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that (a) the Shares and the Warrant Shares have been lawfully and duly authorized, (b) the Shares have been validly issued and are fully paid and nonassessable, and (c) the Warrant Shares, when issued upon exercise in accordance with the respective warrants, will be validly issued, fully paid, and nonassessable.

        For purposes of our opinion, we have assumed the payment by the Selling Stockholders of the full amount of the exercise price due from them to the Company upon exercise of the warrants. For purposes of our opinion, we also have assumed that the Company has paid all taxes, penalties, and interest which are due and owing to the state of Delaware.

        We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Delaware. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

        We hereby expressly consent to any reference to our firm in the Registration Statement, to the inclusion of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion with any other appropriate governmental agency.

                      Very truly yours,

                      /s/  GREENBERG TRAURIG LLP

QuickLinks

  EXHIBIT 5.1